EXHIBIT 99.1

5885 Landerbrook Dr., Cleveland, OH 44124 440-753-1490 (T) — 440-753-1491 (F) www.chart-ind.com

For Immediate Release

CHART INDUSTRIES REACHES AGREEMENT TO FURTHER EXTEND BANK

WAIVERS AND DEFER DEBT SERVICE PAYMENTS

Parties Continue to Work Toward Finalizing Debt Restructuring Arrangements

CLEVELAND, OH – July 1, 2003 – Chart Industries, Inc. (OTCPK: CTIT) announced today that its senior lenders have tentatively agreed to further extend certain bank waivers and deferral of debt service payments until July 15, 2003. The agreement is subject to final approval by Chart’s senior lenders.

On May 1, 2003, Chart announced that it had reached an agreement in principle with its lenders to financially restructure the Company. At that time the Company’s senior lenders also agreed to grant an extension through June 30, 2003 of previously announced waivers and deferral of debt service payments. Chart and its senior lenders have continued working towards finalizing the terms of its debt restructuring. The extension until July 15 is intended to give the parties sufficient time to accomplish that goal. As previously announced, it is expected that, among other things, the terms of the Company’s proposed debt restructuring will result in substantial dilution of current shareholders of the Company, leaving them with approximately 5% of the equity of the restructured Company, plus warrants which, under certain conditions, will provide them with an opportunity to acquire up to an additional 5% of Company equity after the restructuring is completed.

“We continue to make significant progress and expect that our debt restructuring arrangements will be finalized in the next two weeks,” said Arthur S. Holmes, Chart’s Chairman and Chief Executive Officer. “The extensions are indicative of our mutual desire to achieve a consensual restructuring plan that is in the best interests of all parties involved.”

This release contains forward-looking statements that are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, continued slowness in the Company’s major markets, the impact of competition, the timing and effectiveness of operational changes and restructuring initiatives intended to increase efficiency and productivity and reduce operating costs, the success of the Company in obtaining final execution of the extension until July 15, 2003 from its senior lenders, completing its proposed debt restructuring, obtaining additional sources of capital and selling certain assets and the ultimate terms and conditions of such transactions, developments in disputes and litigation involving the Company, changes in general economic, political, business and market conditions, the threat of terrorism and the impact of responses to that threat, and foreign currency fluctuations that may affect worldwide results of operations. The Company does not assume any obligation to update any of these forward-looking statements.

Chart Industries, Inc. is a leading global supplier of standard and custom-engineered products and systems serving a wide variety of low-temperature and cryogenic applications. Headquartered in Cleveland, Ohio, Chart has domestic operations located in 11 states and an international presence in Australia, China, the Czech Republic, Germany and the United Kingdom.

For more information on Chart Industries, Inc. visit the Company’s web site at www.chart-ind.com.

Contact:	Michael F. Biehl

Chief Financial Officer

440-753-1490

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